As filed with the Securities and Exchange Commission on __________  __________, 2007.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECOTALITY, INC.

(Formerly Alchemy Enterprises, Ltd.)

Nevada	2800	68-0515422
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

6821 E Thomas Road

Scottsdale, AZ 85251

(480) 219-5005

(Address and telephone number of principal executive offices)

6821 E Thomas Road

Scottsdale, AZ 85257

 (Address of principal place of business or intended principal place of business)

Jonathan R. Read

6821E Thomas Road

Scottsdale, AZ 85251

(480) 219-5005

(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire

5445 DTC Parkway, Suite 520

Greenwood Village, CO 80111

(303) 770-7254

(303) 770-7257 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, .001 par value	34,499,914 Shares	$1.07 (1)	$36,914,908	$3,949.90

Common stock underlying warrants	6,899,982 Shares	$1.07 (1)	$7,382,981	$789.97

Totals	41,399,896 Shares		$44,297,889	$4,739.87

(1)

Represents the closing price of the Registrant’s common stock on the NASD’s Electronic Bulletin Board of $1.07 per share on February 6, 2007.

This registration statement registers the resale of  41,399,896 shares of common stock and common stock underlying warrants held by security holders of the Registrant.  In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.  The per share offering price was calculated based upon a price of $1.07 per share, which is the highest anticipated price that the shares are expected to trade upon listing on the over-the-counter Electronic Bulletin Board.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion                                                 Dated February 9, 2007

34,499,914 shares of common stock

and 6,899,982 shares of common stock underlying common stock purchase warrants

ECOTALITY, INC.

This prospectus covers the resale by our 277 selling stockholders of 34,499,914 shares of our common stock and 6,899,982 shares of our common stock underlying common stock purchase warrants held by our selling stockholders.  The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices.  The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof.  We will not receive any proceeds from the sale of shares offered by the selling stockholders.  Any proceeds from the exercise of warrants will be added to our working capital.

Our common stock is quoted on the NASD’s over-the-counter Electronic Bulletin Board under the symbol “ETLY.”  On February 6, 2007, the closing price of the common stock on the Bulletin Board was $1.07 per share.

Investing in our common stock involves substantial risks.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2007.

3

ABOUT THIS PROSPECTUS

You may rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus.  However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We are a development stage company seeking to design and license a cost efficient electric power cell for use in motorized vehicles and industrial equipment.  A power or fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion.  We have entered into a development agreement with the Jet Propulsion Laboratory, which we refer to as “JPL,” which is a federally funded research and development center sponsored by the National Aeronautics and Space Administration, commonly known as “NASA,” to develop, build and patent a prototype 100 kilowatts electric power cell which we refer to as our “EPC” or “electric power cell.”  We also have entered into a license agreement for certain exclusive patent rights and non-exclusive technology rights from the California Institute of Technology.  CalTech is the operator of JPL and assignee of its patent and technology rights.

Under our agreement with JPL, we have hired it to engineer a magnesium-based system that produces a hybrid power source creating hydrogen fuel and electricity on demand, for which we expect to pay JPL a total of $1,350,000.  We are seeking to combine our system with existing hydrogen fuel cell technology to achieve safe, clean and reusable power.  We believe that available hydrogen fuel cell technology methods are bulky, unreliable, expensive or energy inefficient and that a cost efficient EPC and storage system may make future electric propulsion devices as practical as the current generation of gasoline-powered systems.  If we are successful in commercially developing our EPC, we intend to sublicense the technology under our exclusive license agreement with CalTech for a broad range of applications including various types of motorized vehicles and industrial equipment.  We hope to derive our revenue from technology sublicense fees.

History

We were incorporated in Nevada in 1999 under the name Alchemy Enterprises, Ltd. to market biodegradable products.  In early 2006 we commenced the development of our electric power cell technology.  In October 2006 we sold 34,499,914 shares of our common stock to a group of 277 accredited investors for $.35 per share for gross proceeds of $12,074,935.  On November 14, 2006, we changed our name to “Ecotality, Inc.”  None of the selling stockholders are officers, directors or 5% or greater stockholders of our company, except Enable Growth Partners and its affiliate, Enable Opportunity Partners, which own an aggregate of 7.2% of our outstanding common stock.

Our corporate offices are located at 6821 E Thomas Road, Scottsdale, AZ 85251, and our telephone number is (480) 219-5005.  Our Web site address is www.ecotality.com.  Information on our Web site is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	34,499,914 shares of common stock and 6,899,982 shares of common stock underlying warrants.

Securities outstanding prior to and after the offering (1):	112,999,899 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock. Any proceeds from the exercise of warrants will be added to our working capital.

(1) Excluding any shares issuable upon the exercise of warrants.

Description of Selling Stockholders

Through this prospectus, we are registering for resale (1) 34,499,914 shares of our common stock which we sold for $.35 per share in a private placement to a group of 277 accredited investors, and (2) 6,899,982 shares of our common stock underlying warrants, all of which were issued to Brookstreet Securities Corporation, the Placement Agent of that private placement, and its employees.  The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  None of the selling stockholders are officers, directors or 5% or greater stockholders of our company, except Enable Growth Partners and its affiliate, Enable Opportunity Partners, which own an aggregate of 7.2% of our outstanding common stock.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus.  The financial information as of December 31, 2005, and for the period ended December 31, 2005 is derived from our audited financial statements contained herein.  The financial information as of September 30, 2006 and 2005 and the nine months ended September 30, 2006 and 2005 is derived from unaudited financial statements contained herein.

Statement of Operations Data

	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Year ended December 31, 2005	Period from April 21, 1999 (Inception) to December 31, 2005

Sales	$ -	$ -	$ 851	$ 851
Income(Loss) from Continuing Operations	$ (11,328,284)	$ (13,253)	$ (15,384)	$ (42,265)
Net income(loss)	$ (11,330,672)	$ (12,972)	$ (15,384)	$ (42,265)
Net Income (loss) per share of common stock	$ (.15)	$ (.00)	$ (.00)	$ (.00)

Balance Sheet Data

	September 30, 2006	December 31, 2005
(unaudited)
Working capital	$ 3,314,127	$ 8,331
Total assets	$ 3,974,596	$ 10,235
Total liabilities	$ 642,632	$ 0
Stockholders’ equity	$ 3,331,964	$ 10,235

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment.  You should not purchase these shares if you cannot afford the loss of your entire investment.  In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We may be unable to commercially develop our EPC technology, which is still unproven.  In such event, we would not be able to remain in this business.

We are in the process of commercially developing our EPC technology.  The EPC technology is new and commercially untested and there can be no assurance that we can develop the technology or that the technology will result in the creation of commercially saleable products.  If the technology cannot be developed, we will be unable to remain in this business.

There is no assurance that the EPC technology is patentable by JPL or, if patented, that others will not develop functionally similar products outside the patent.  Without patent protection, our competitors could develop functionally similar products.

We have entered into a license agreement with CalTech under which it has the exclusive license to use and sell the EPC technology under any JPL patent and patent application.  There can be no assurance that CalTech will obtain any patents on the EPC technology or, if obtained, that others will not develop functionally similar products that do not infringe on the patents.  All license rights granted by CalTech are subject to a reservation of rights by CalTech for non-commercial education and research purposes and U.S. Government rights provided by statute.  Without patent protection, our competitors could develop functionally similar products.

We face competition from large established fuel providers and alternative energy development companies which are also seeking to develop alternative energy power sources.  Such competition could reduce our revenue or force us to reduce our prices, which would reduce our potential profitability.

Literally hundreds of companies, including many of the largest companies in the world, are seeking to develop similar or competitive technologies to that of our EPC technology.  There can be no assurance that we can commercially develop the EPC technology or that competitors will not develop equal or superior technology.  Such competition could reduce our revenue or force us to reduce our prices, which would reduce our potential profitability.

Even if our EPC technology is successfully developed, we will be unable to sell the technology unless others build and operate fueling stations to provide the required fuel for this technology.

In order to refuel the EPC, it will be necessary to develop “fueling stations” similar to gas stations.  Without these fueling stations there will be no market for the EPC technology.  There can be no assurance that others will build or operate the necessary fueling stations.

We must rely upon JPL to develop the EPC technology and should it fail to do so, we will not have a product to sell.

We have entered into an agreement under which we are paying JPL to commercially develop our EPC technology.  If JPL is unable or unwilling, for any reason, to continue the development of the EPC technology, we will likely be unable to offer the EPC technology commercially unless we are able to find another research facility capable of continuing the development.

Alternatives to our EPC technology or improvements to traditional energy technologies could make the EPC less attractive or render it obsolete, thereby limiting or eliminating our potential sales.

The EPC technology is among a number of alternative energy products being developed by companies around the world.  A significant amount of public and private funding is currently directed towards development of microturbines, solar power, wind power and other types of fuel cell technologies.  Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make the EPC technology less attractive or render it obsolete, thereby limiting or eliminating our potential sales.

We may not be able to protect our patents and intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary or other rights of third parties.

We expect to rely on patents and other policies and procedures related to confidentiality to protect our intellectual property.  However, some of our intellectual property may not be covered by any patent or patent application.  Moreover, we do not know whether any of our pending patent applications or those  CalTech will file or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology and processes.  Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated.  We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights.  While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.  Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.

Our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours.  If we are found to be infringing on third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.  Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results.  We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others.  If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.  Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours.  We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.  Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We cannot assure you of market acceptance of our EPC technology, the absence of which will limit our revenue and potential profit.

Even if we are able to develop the EPC technology, there can be no assurance that a market will develop for it.  Even if an electric fuel vehicle market develops, a different form of vehicle may be more accepted in the marketplace.  Moreover, other solutions to the problem of containing emissions created by internal combustion engines may be invented, developed and produced.  Any other solution could achieve greater market acceptance than our EPC technology.  The failure of a market for our EPC technology would limit our revenue and potential profit.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock.  These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years.  Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•

A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•

All compensation received by the broker-dealer in connection with the transaction;

•

Current quotation prices and other relevant market data; and

•

Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our company.

Members of our Board of Directors and our executive officers, together with their affiliates, own approximately 45%  of our outstanding common stock.  Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions.  The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion.  Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock.  This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders.  As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations about future events.  These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus.  In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.  Any proceeds from the exercise of warrants will be added to our working capital.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the NASD’s Bulletin Board under the trading symbol “AHMY” from December 7, 2005 until December 12, 2006 when our symbol was changed to “ETLY.”  The high and low closing prices of our common stock for the periods indicated are set forth below.  These closing prices do not reflect retail mark-up, markdown or commissions.

2005	High	Low
First Quarter	$ n/a	$ n/a
Second Quarter	$ n/a	$ n/a
Third Quarter	$ n/a	$ n/a
Fourth Quarter	$ n/a	$ n/a

2006	High	Low
First Quarter	$ 1.95	$ .33
Second Quarter	$ 1.59	$ 1.08
Third Quarter	$ 1.50	$ 1.10
Fourth Quarter	$ 2.07	$ 1.20

As of February 9, 2007, we had approximately 350 stockholders of record.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus.   The financial information as of December 31, 2005, and for the period ended December 31, 2005 is derived from our audited financial statements contained herein contained herein.  The financial information as of September 30, 2006 and 2005 and the nine months ended September 30, 2006 and 2005 is derived from unaudited financial statements contained herein.

Statement of Operations Data

	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Year ended December 31, 2005	Period from April 21, 1999 (Inception) to December 31, 2005

Sales	$ -	$ -	$ 851	$ 851
Income(Loss) from Continuing Operations	$ (11,328,284)	$ (13,253)	$ (15,384)	$ (42,265)
Net income(loss)	$ (11,330,672)	$ (12,972)	$ (15,384)	$ (42,265)
Net Income (loss) per share of common stock	$ (.15)	$ (.00)	$ (.00)	$ (.00)

Balance Sheet Data

	September 30, 2006	December 31, 2005
(unaudited)
Working capital	$ 3,314,127	$ 8,331
Total assets	$ 3,974,596	$ 10,235
Total liabilities	$ 642,632	$ 0
Stockholders’ equity	$ 3,331,964	$ 10,235

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

This following information specifies certain forward-looking statements of our management.  Forward-looking statements are statements that estimate the happening of future events are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview of the Business

We were incorporated in the State of Nevada on April 21, 1999, as a marketer of private-label biodegradable cleaning chemicals.  On February 15, 2006, we entered into and closed a Technology Contribution Agreement with Howard Foote and Elliot Winfield (“Transferors”), pursuant to which we acquired all of Transferors’ right, title and interest in and to a certain electric power cell (“EPC”) technology to be used in connection with the development of an improved electric battery represented by a U.S. Patent Office patent application (the “Technology”).  As a result of the Technology Contribution Agreement, our board of directors made a decision to change our business focus from marketing chemical products toward developing the EPC technology.  Due to a change in business, year to year comparisons are not significant, are not a reliable indicator of future prospects, and accordingly are not  presented in this prospectus.

We are a development stage company seeking to design and license a cost efficient electric power cell for use in motorized vehicles and industrial equipment.  A power or fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion.  We have entered into a development agreement with JPL to develop, build and patent a prototype 100 kilowatts electric power cell.  We also have entered into a license agreement for certain exclusive patent rights and non-exclusive technology rights from CalTech, which is the operator of JPL and assignee of its patent and technology rights.

Under our agreement with JPL, we have hired it to engineer a magnesium-based system that produces a hybrid power source creating hydrogen fuel and electricity on demand, for which we expect to pay JPL a total of $1,350,000.  We believe that available hydrogen fuel cell technology methods are bulky, unreliable, expensive or energy inefficient.  We are seeking to build and improve upon existing hydrogen fuel cell technologies and combine it with our system to achieve safe, clean and reusable power.  A cost efficient EPC and storage system may make future electric propulsion devices as practical as the current generation of gasoline-powered systems.  If we are successful in commercially developing our EPC, we intend to sublicense the technology under our exclusive license agreement with CalTech for a broad range of applications including various types of motorized vehicles and industrial equipment.  We hope to derive revenue from technology sublicense fees, fuel licensing fees and fees for the design and technical support of refueling stations and royalty fees.

Results of Operations

On June 12, 2006, we entered into a License Agreement with CalTech, which operates JPL, whereby we acquired certain exclusive licensed patent and/or patent applications rights and improvement patent rights related to research to be performed by JPL.  As partial consideration paid in connection with the License Agreement, we issued 5,869,565 shares of our common stock to CalTech with a fair market value of $1.40 per share, based upon the closing price of our common stock on June 12, 2006, for a total aggregate value of $8,217,391.  Furthermore, we are obligated to pay an annual maintenance fee of $50,000 to CalTech, beginning on June 12, 2009, continuing until the expiration, revocation, invalidation or unenforceability of the last exclusively licensed patent rights or improvement patent rights.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

We are currently working with JPL in accordance with our JPL Task Plan  to prepare for the public demonstration of our EPC during  2007.

In the three and nine months ended September 30, 2006, we did not generate any revenues related to our current business..  Our focus is currently on research and development of the EPC technology.  We do not have any marketable products or services that we could sell to generate revenues.  Our management cannot predict when, if at all, we will begin to generate revenues.

Total operating expenses during the three month period ended September 30, 2006 were $1,803,543.  A material component of total expenses (roughly 70% of total expenditures during the period) is attributable to general and administrative expenses in the amount of $,1,263,943.  We are an intellectual property company and as a result, a significant amount is and will continue to be spent on consulting, legal and professional fees ( $224,907 during the three month period ended September 30, 2006). We also expensed $416,249 in research and development costs (approximately 23% of total operating expenses) during the three month period ended September 3, 2006. A significant portion of the research and development costs (98%) was paid to NASA per the terms of the February 15, 2006 Technology Contribution Agreement.  Under the terms of that agreement, we agreed to provide up to $1,350,000 of funding to further develop and commercialize the EPC technology, which will continue to be developed through Caltech and JPL.    In addition to research and development expenses and general and administrative expenses, we also incurred $1,385 in licenses and permit fees, $120,000 in executive compensation, and$1,966 in depreciation.

In the nine month period ended September 30, 2006, total expenses were $11,099,626, of which $8,222,272 is attributable to licenses and permits. Of this amount, $8,217,391 (or 99%) is attributable to June 12, 2006 License Agreement, for which we issued 5,869,565 shares of our common stock to CalTech. The remaining components of total operating expenses consisted of $1,857,290 in general and administrative expenses, $816,249 in research and development costs specifically related to the EPC technology.  Approximately 92% or $750,000 of the research and development expenses were paid to NASA in accordance with the task plan identified above.  Since our focus is research, development and the commercialization of technology, we expect to incur additional research and development costs for the foreseeable future.  In addition  during the nine months ended September 30, 2006 we paid $200,000 in executive compensation, and incurred $3,455 in depreciation expense which is solely related to our computer equipment.  Since our inception we have purchased our fixed assets (computer equipment) for a total cost of $22,214 which is currently valued at $17,837, net of depreciation expense.

Without having realized operating revenues, our operating loss for the three month period ended September 30, 2006 was $1,803,543.  During the nine months ended September 30, 2006, our total operating loss was $11,099,626, while our operating loss from our inception to September 30, 2006 was $11,141,891.  We expect to continue to incur ongoing operating losses for the foreseeable future, because the Technology acquired in the Technology Contribution Agreement is still in the research and development stage.  As a result, we do not currently have any revenue generating potential and will not until we are able to demonstrate the commercial ability of our Technology effectively, of which there can be no assurance.

Since our inception, we realized total other income of $2, consisting solely of interest income.

Additionally, we incurred interest expense in the amount of $189,760 during the three months ended September 30, 2006, of which $50, 056 is attributed to a private offering of securities conducted on February 9, 2006, whereby we raised $750,000 in bridge loan financing from three non-affiliated individuals.  The notes were due on August 9, 2006, bearing an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The maturity date of the notes was subsequently extended to October 9, 2006. The notes were repaid on September 29, 2006.  In addition during the period July 7, 2006 through September 27, 2006 we obtained additional bridge loans in varying amounts from two  stockholders with a due date of December 29, 2006.  Interest expense in the amount of $139,704 has been recorded for the bridge loans and warrants issued in conjunction with these loans.  During the nine months ended September 30, 2006 and since our inception, we incurred $228,658 in interest expense.

After taking other income and expenses into account, our loss from continuing operations was $1,993,303 during the three months ended September 30, 2006, $11,328,284 during the nine months ended September 30, 2006 and $11,370,549 from our inception to September 30, 2006.

As a result of the Technology Contribution Agreement, our board of directors made the decision to change our business focus from marketing chemical products toward developing the EPC technology and determined that our existing remaining inventory was not complementary to expected ongoing operations and should be divested.  As discussed in footnote 9 to our financial statements, “Discontinued Operations,” during the nine month period ended September 30, 2006, we recognized a net loss on discontinued operations in the amount of $2,388, consisting of $34 in gross profit on sales and $2,422 in impairment of chemical products in inventory, which were written down as a result of obsolescence.  Since our inception to September 30, 2006, we recognized a net loss on discontinued operations in the amount of $2,043, consisting of $379 in gross profit and $2,422 in impairment.

Resultantly, our net loss for the three and nine months ended September 30, 2006 was $1,993,303 and $11,330,672, respectively.  Our net loss since inception was $11,372,938.

As a result of our ongoing losses and lack of revenues from ongoing operations, our independent registered accounting firm has cast doubt upon our ability to continue as a going concern.  However, as of September 30, 2006, we had $3,936,259 of cash on hand. We believe this cash and the funds derived from our private placement of our common stock described below should be sufficient to continue our operations as a development stage company for the next twelve to eighteen months.  If we expect to continue to pursue our business plan and develop our EPC Technology, we may need to raise additional capital by issuing common stock or debt securities in exchange for cash

Liquidity and Capital Resources

The availability of capital resources is a limiting factor to our continuing research and development efforts as a renewable energy company.

On April 10, 2006, we entered into a letter of intent with Brookstreet Capital, an investment banking firm, to act as a placement agent in connection with a private placement of our unregistered common stock, pursuant to Regulation D, Rule 506, offered solely to accredited investors.  The private placement was conducted on a best efforts basis and there was no assurance that any or all of the securities offered thereby would be sold.   As of October 31, 2006, we sold 34,499,914 shares of our $0.001 par value common stock.  The aggregate gross proceeds received in this private placement was $12,074,935.

The warrants issued in conjunction with the private placement will generate approximately $2,414,888 in cash should all  6,899,982 warrants be exercised at $.35 per share.

The proceeds generated from the private placement should allow us to continue our EPC research and development program per our overall business plan.  However, there can be no assurance that these capital resources will result in profitable operations through the sale of commercial products and licenses.

Working Capital

Net working capital is an important measure of our ability to finance our operations.  Given that our net working capital at September 30, 2006 was positive, and that our private placement efforts have been successful to date, we believe we have adequate working capital to maintain our research and development efforts during 2007 as a minimum.  We may need to obtain additional financing prior to having profitable commercial operations.

Commitments and Long Term Liabilities

On January 19, 2007 we purchased a small (1750 square feet) stand alone office building at a cost of $575,615.  We paid $287,959 in cash, recorded a tax credit in the amount of $516 and signed a 5 year promisory note (no prepayment penalties) at 6.75% per annum interest with the building’s current owner for the balance of the purchase price.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology, in exchange for 5,869,565 shares of common stock of the Company with a fair market value of $8,217,391.  The License Agreement carries an annual maintenance fee of $50,000, with the first payment due on or about June 12, 2009.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets.  The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128), “Earnings Per Share”. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. We had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2005 and 2004.

Reporting on the costs of start-up activities

Statement of Position 98-5 (SOP 98-5), “Reporting on the Costs of Start-Up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 has had little or no effect on the our financial statements.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005 and 2004. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value was assumed to approximate carrying value for cash because it is short term in nature and its carrying amount approximates fair value.

Income Taxes

We follow Statement of Financial Accounting Standard No. 109 (SFAS #109), “Accounting for Income Taxes,” for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Segment reporting

We follow Statement of Financial Accounting Standards No. 130 (SFAS #130), “Disclosures About Segments of an Enterprise and Related Information.” We operate as a single segment and will evaluate additional segment disclosure requirements as we expand our operations.

Dividends

We have not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Recent Pronouncements

In May 2003, the FASB issued SFAS No. 150 (SFAS #150), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS #150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS #150 is effective for financial instruments entered into or modified after May 31, 2003, and with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of adopting SFAS #150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. SFAS #150 did not have any impact on the our financial position or results of operations.

In March 2004, the U.S. Securities and Exchange Commission’s Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting Bulletin No. 105 (SAB #105), “Loan Commitments Accounted for as Derivative Instruments.” This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB #105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB #105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should be applied to existing instruments as appropriate. We do not anticipate that SAB #105 will have a material impact, if any, on our financial statements.

In September 2004, The Emerging Issues Task Force reached a consensus on Issue 04-08 (EITF 04-08), “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” which requires the inclusion of shares related to contingently convertible debt instruments for computing diluted earnings earning per share using the “if converted method,” regardless of whether the market price contingency has been met. EITF 04-08 is effective for all periods ending after December 15, 2004 and includes retroactive adjustments to historically reported diluted earning per share. In management’s opinion, the adoption of EITF 04-08 does not currently have an impact on our operating results or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS #153), “Exchanges of Non-Monetary Assets, an Amendment of Accounting Principle Board (APB) No. 29.” This statement amends APB Opinion No. 29 (APB 29), “Accounting for Nonmonetary Transactions.” Earlier guidance had been based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged and APB 29 included certain exceptions to this principle. However, SFAS #153 eliminated the specific exceptions for nonmonetary exchanges with a general exception rule for all exchanges of nonmonetary assets that do not have commercial and economic substance. A nonmonetary exchange has commercial substance only if the future cash flows of the entity is expected to change significantly as a result of the exchange. This statement is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The implementation of SFAS #153 has not made a material impact on our financial statement presentation or disclosures.

In December 2004, the FASB issued a revised Statement of Financial Accounting Standards No. 123 (SFAS #123R), “Share-Based Payments.” SFAS #123R replaced Statement of Financial Accounting Standards No. 123 (SFAS #123), “Accounting for Stock-Based Compensation,” and superseded Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” In March 2005, the U.S. Securities and Exchange Commission ( “SEC”) issued Staff Accounting Bulletin No. 107 (SAB 107), which expresses views of the SEC staff regarding the interaction between SFAS #123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS #123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. SFAS #123R required public companies to apply SFAS #123R in the first interim or annual reporting period beginning after June 15, 2005. In April 2005, the SEC approved a new rule that delays the effective date, requiring public companies to apply SFAS #123R in their next fiscal year, instead of the next interim reporting period, beginning after June 15, 2005.

SFAS #123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period. It requires implementation using a modified version of prospective application, under which compensation expense of the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption. SFAS #123R also allows companies to adopt SFAS #123R by restating previously issued statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under SFAS #123. We have adopted SFAS #123R. It is management’s position that SFAS #123R does not have a material effect on our financial statements and disclosures.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS #154), “Accounting Changes and Error Corrections.” SFAS #154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS #154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS #154 is not expected to have a material impact on our financial statements and disclosures.

BUSINESS

Our Electric Power Cell

A power or fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion.  Our EPC is a hybrid of a fuel cell and battery and is comprised of magnesium and water.  The EPC has a reaction chamber into which magnesium is introduced and produces magnesium oxide, instead of magnesium hydroxide.  Because hydrogen is not trapped in the hydroxide, we believe only half the water is needed for the generation of an equivalent amount of hydrogen at a lower temperature.  We believe this reaction can be achieved in a reactor that is onboard a vehicle, allowing for onboard hydrogen generation.  The hydrogen would then be burned in the fuel cell, producing electricity to power the vehicle.  If the EPC technology is commercially developed, then the time-consuming recharging and limited performance of conventional batteries may no longer be required.

We are seeking to design and license a cost efficient EPC initially for use in motorized vehicles and industrial equipment.  We have entered into a development agreement with JPL, which is a federally funded research and development center sponsored by NASA, to develop, build and patent a prototype 100 kilowatts electric power cell which we refer to as our “EPC” or “electric power cell.”  We also have entered into a license agreement for certain exclusive patent rights and non-exclusive technology rights from CalTech.  CalTech is the operator of JPL and assignee of its patent and technology rights.

Under our agreement with JPL, we have hired it to engineer a magnesium-based system that produces a hybrid power source creating hydrogen fuel and electricity on demand, for which we expect to pay JPL a total of $1,350,000.  We are seeking to combine our system with existing hydrogen fuel cell technology to achieve safe, clean and reusable power.  We believe that available hydrogen fuel cell technology methods are bulky, unreliable, expensive or energy inefficient and that a cost efficient rapidly EPC and storage system may make future electric propulsion devices as practical as the current generation of gasoline-powered systems.  If we are successful in commercially developing our EPC, we intend to sublicense the technology under our exclusive license agreement with CalTech for a broad range of applications including various types of motorized vehicles and industrial equipment.  We hope to derive revenue from technology sublicense fees.

Competition

There are a number of technologies which will compete with our EPC, including a number of alternative energy sources and systems that are either in use or are under development around the world.  These technologies are being researched and developed by some of the largest companies in the world and may result in the development of technologies superior to the EPC technology.

Currently, the primary competing energy systems are:

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Hydrogen Oxygen Fuel Cell.

Hydrogen oxygen fuel cells are the most publicized and widely supported technology because they are emission free.  Currently, we believe there are more than 130 companies and organizations developing fuel cell and other related technologies.  These fuel cells are expensive to operate and there are inherent problems in the technology with respect to economy of the fuel, safety, storage and refueling.  The United States government is committing significant research and development to this field and is addressing the high costs associated with the use of renewable hydrogen.  Additionally, just as with the EPC, a very large nationwide infrastructure change will be required for the construction of refueling stations.

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Biofuels

Biofuels such as biodiesel, ethanol and methanol, are derived from agricultural products specifically grown for use as biofuels which include corn and soybeans, primarily in the United States, as well as flaxseed and rapeseed, primarily in Europe.  Waste from industry, agriculture, forestry and households such as straw, lumber, manure, sewage, garbage and food leftovers can also be used to produce bioenergy.  These products are used through an internal combustion engine process and emit exhaust.

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Rechargeable Batteries.

A battery operated electric vehicle uses batteries to power an electric motor to propel the vehicle.  These vehicles produce no tailpipe emissions, and the batteries are recharged from the grid and from regenerative braking.  Types of battery electric vehicles in widespread use today include low-speed neighborhood electric vehicles, airport ground support equipment and off-road industrial equipment such as fork lifts.

Advantages of battery electric vehicles include no tailpipe emissions, use of cleaner electric energy produced through advanced natural gas and coal gasification technologies, energy security by displacing imported petroleum with domestic generated electricity, overnight battery recharging by plugging into a standard 110-volt household outlet, recycled energy from regenerative braking and  lower fuel and operational costs.

Limitations of battery electric vehicles currently include an extremely low mileage range between recharging, lengthy time for recharging the batteries, heavy weight of the batteries in the vehicle, and the large amount of space that the batteries occupy in the vehicle.  Current batteries contain hazardous chemicals, such as alkaline paste, lead-acid, lithium battery, lithium-ion battery, nickel-cadmium and zinc-carbon.  After use, these batteries need to be disposed of or contained to not further pollute or contaminate the environment.  The electricity needed to power the electric vehicles is produced in polluting power plants.  Other challenges of battery electric vehicles include the high cost of battery replacement, low energy density, limited durability, hazardous materials and the potential need for public recharging infrastructure.  Operation of battery electric vehicles in many cases costs the same as using petroleum based fuel when factoring in the battery replacement cost.

Marketing Strategy

Our initial design and anticipated marketing of the EPC technology focuses on the transportation industry.  Due to the requirement for special refueling stations, we are initially targeting fleet vehicle applications, such as buses, mail and delivery vehicles where the vehicles centrally refuel daily and single refueling stations will be adequate.  If we are successful in commercially developing the EPC technology, we expect to initially design and install the EPC first in a transit bus.  This vehicle will be widely toured in an attempt to offer visual proof of the EPC technology.

We may seek to market the technology to existing fuel retailers as a potential adjunct to their existing petroleum based products.  We also intend to market the technology through alternative energy seminars, conventions and industry events, and may be creating a multimedia traveling display of the technology for use in such events.

In December 2006 we acquired at a cost of $750,000, a hydrogen powered bus from Hydrogenics of Canada, along with an engineering package intended to complete the transition of the vehicle from pure hydrogen power to our hydrogen system.  We have agreed to team with Arizona Public Service (APS) to use the bus to showcase hydrogen technology as a viable renewable technology applied in public transportation, and to introduce us as an Arizona developer in the field. Additionally Ecotality, APS, Arizona Science Center, and other sponsors will use the bus as the host for the International Youth Fuel Cell Competition and other activities related to education and public awareness.

Patents and Other Proprietary Rights

We have filed three provisional patent applications relating to the EPC technology, CalTech has filed one provisional patent application and we expect that CalTech will apply for additional patents.

Our provisional patent applications are directed to our EPC fueled by magnesium with a recycling system for replenishing the magnesium and electrolyte supply used for power generation, as well as a power cell fueled by hydrogen with a recycling system for replenishing the metal supply used for hydrogen generation.

The license agreement with CalTech relates to CalTech’s rights to patents and technology based on inventions that are:  (a) identified in the license agreement, (b) developed under the development agreement with JPL, (c) related to electric power cell technology developed at JPL with the involvement of our personnel, or (d) funded, in whole or in part, by us (the “CalTech Rights”).

With regard to patented CalTech Rights, CalTech has granted us the exclusive worldwide license, with the right to grant and authorize sublicenses, to make, have made, import, use, sell, and offer for sale any products, devices, systems, articles of manufacture, and compositions of matter, or processes or services that are covered by the patented CalTech Rights.  With regard to non-patented CalTech Rights, CalTech has granted us a non-exclusive worldwide license, with the right to grant and authorize sublicenses, to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit products, devices, systems, articles of manufacture, and compositions of matter, or processes or services that utilize the technology covered by the non-patented CalTech Rights.  The non-patented CalTech Rights include technology necessary for the development or use of our products or services, as may be disclosed in any patent applications filed by CalTech or requested by us and consented to by CalTech.

All license rights granted by CalTech are subject to a reservation of rights by CalTech for non-commercial education and research purposes and U.S. Government rights provided under the Bayh-Dole Act, 35 U.S.C. § 200 et seq. and 37 C.F.R. § 401 et seq. as indicated below.

Government Regulation

Our EPC may be subject to regulation under the 2002 National Electric Code (“NEC”), which is a model code adopted by the National Fire Protection Association that governs, among other things, the installation of fuel cell systems.  Accordingly, any of our systems installed in a jurisdiction that has adopted the 2002 NEC must be installed in accordance with Article 692.  In addition, product safety standards have been established covering the overall fuel cell system and the power conversion electronics.  There may be new regulations with respect to fuel cells, but we do not currently know the extent to which any new regulations may impact our ability to distribute, sell or install and service the EPC.  If the EPC reaches the commercialization stage and we begin distributing our systems to our early target markets, federal, state or local government entities may seek to impose regulations.

The Federal Bayh-Dole Act requires CalTech to grant to the Federal government a worldwide, non-exclusive, non-transferable, irrevocable, paid-up license in connection with any invention developed under the license agreement.  Therefore, under this provision, the Federal government would have a license to use each subject invention for NASA-related applications and for other applications of the Federal government.

The Federal government also retains “March-in Rights, ” which would allow the Federal government to grant licenses to others if:  (1) we do not “achieve practical application” of a subject invention (i.e., commercialize the technology); (2) such action is necessary to alleviate health or safety needs that are not reasonably satisfied by us; (3) such action is necessary to meet requirements for public use specified by federal regulations and such requirements are not reasonably satisfied by us; or (4) such action is necessary because we and/or our sublicensees are manufacturing patented products outside of the United States.  We believe that the Federal government has never exercised its March-in Rights with regard to any patented technology since the Bayh-Dole Act was enacted in 1980.

Employees

As of January 31, 2007, we had five employees.  None of these employees is covered by a collective bargaining agreement and we consider relations with our employees to be good.

Offices

Until January 22, 2007, we leased approximately 800 square feet of office space at 2940 N. 67th Place in Scottsdale, Arizona, for our corporate offices based upon a one-year lease terminating on April 30, 2007, at a cost of approximately $1,094 per month.  On January 19, 2007, we closed on the purchase of a 1750 square foot stand alone office building located at 6821 E. Thomas Road in Scottsdale, Arizonia.  The purchase price was $575,615 of which we paid $287,959 in cash, recorded a tax credit of $156 and signed a five year interest only (6.75%) promissory note for $287,500 with the owner of the building.  The lease on the initial office space was assumed by the owner of that office space at no cost to us.

MANAGEMENT

Directors and Executive Employees

The names and ages of our directors and executive officers and their positions are as follows:

Name	Age	Position

Jonathan R. Read	49	Chief Executive Officer, President and Director

Harold W. Sciotto	67	Director

Howard A. Foote	41	Director

Barry S. Baer	63	Chief Financial Officer

Jerry Y.S. Lin, PhD	47	Director

Officers and Directors

Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board.  We do not have any committees of the Board of Directors.

Jonathan R. Read, Chief Executive Officer, President and Director

From 1976 to 1978, Mr. Read was a Regional Manager for Specialty Restaurant Corporation, operating a theme dinner house throughout California.  From 1979 to 1984 he was Managing Director for a group of international companies based in Malaysia, Indonesia and Singapore ranging from hospitality interests to manufacturing and real estate.  From 1984 until he sold that company in 1989, he was the Chairman and Chief Executive Officer of Shakey’s International, a worldwide restaurant chain with operations in the United States, Southeast Asia, Japan, South America, Mexico, Europe and the Caribbean.  In 1986, Mr. Read founded Park Plaza International (Park Inn International/ Park Plaza Worldwide) and served as Chairman and CEO from 1986 to 2003.  He expanded Park Plaza from four hotels into a global hotel group.  He built, owned, operated, managed, and franchised hotels across the United States as well as in England, France Germany, Switzerland, Holland, Belgium, Hungary, Austria, Ireland, Scotland, Spain, Poland, South Africa, Australia, New Zealand, Malaysia, Indonesia, Hong Kong, Philippines, New Guinea, Vietnam, Japan, Tahiti, Israel, Saudi Arabia, Dubai, Lebanon, Jordan, Mexico, Costa Rica and  Brazil.  Mr. Read sold the companies to Carlson Hospitality and Golden Wall Investments in 2003 and was an investor for his own accounts until he joined us in 2005.

Harold W. Sciotto, Director

Mr. Sciotto was employed from June 1964 until his retirement in May 1993, by Sears Roebuck & Company in various sales and management positions.  These positions encompassed store sales and department management positions, such as store merchandise manager, district business manager for six states and store manager of three stores in Arizona.  His duties included sales, advertising, personnel management, financial statement preparation and accounting.  From 1989 through the present, Mr. Sciotto has also been an independent business consultant to various early-stage business ventures.  He was our Chief Executive Officer from April 2005 through February 2006, when he served as our Chief Financial Officer from February 2006 through December 2006.  Mr. Sciotto currently serves as Corporate Secretary and a Director.

Howard A. Foote, Director

From 1996 to 1999, Mr. Foote was employed by Platforms International Corporation, a company involved in telecommunications satellite applications.  From 1999 through 2000, he worked independently with Russian engineers on laser power transmission technology and space craft designs.  Mr. Foote founded the Universal Power Vehicles company in 2001, to further develop space power transmission-related technologies, and electric power cell technology for transit applications.  He continues to act as the Chief Executive Officer of UPV and joined us in 2006, at which time he assigned his patent applications on electric power cell technologies to us.

Jerry Y.S. Lin, Director

Dr. Lin has been a professor of chemical engineering and Interim Department Chair of the Department of Chemical and Materials Engineering at Arizona State University since January 2005.  Dr. Lin joined the faculty of the University of Cincinnati in 1991, where he was a professor of chemical engineering and co-director of the NSF Center for Membrane Applied Science and Technology until 2005.  His areas of expertise include inorganic membranes, solid oxide fuel cells, adsorption and catalysis.  Dr. Lin has published over 150 referred journal publications and holds three patents.  Dr. Lin has given 100 invited lectures to academia and industry around the world.  He received his B.S. degree from Zhejiang University in China and M.S. and PhD degrees from Worcester Polytechnic Institute in the U.S., all in chemical engineering.  He was a post-doctoral staff member at the University of Twente in the Netherlands.

Dr. Lin has received numerous international professional and academic awards.  He has also headed many research programs funded by such agencies as the U.S. Department of Energy and Department of Defense and private sector companies such as Amoco, BP, Exxon, Honda and the Petroleum Research Board.  He is on the Board of Directors of North American Membrane Society and editorial boards of several journals.  Dr. Lin is the conference chairman of the 8th International Conference on Inorganic Membranes (ICIM8).

Barry S. Baer, Chief Financial Officer

Colonel Barry S. Baer joined us as our Chief Financial Officer in December, 2006. He has had an extensive career and was the CFO at Obsidian Enterprises from February 2003 to March 2004, and at a number of manufacturing corporations including Max Katz Bag Company (March 2004 to the present), Apex Industries (August 2002 to December 2003) and Pharmaceutical Corporation of America (March 1993 to August 2002). Previously, he worked with the City of Indianapolis as its Director of Public Works.  Currently, Colonel Baer also serves as CFO for Favored, Inc (FVRK.PK) and is a member of the State of Indiana Unemployment Insurance Board.

He was a member of the U.S. Army from 1965 to 1992 ending his career as a Colonel. He received his certification as a Certified Public Accountant while serving on active duty in the Army. Colonel Baer's military service includes Commander of an armored cavalry troop in Vietnam; Director of the Accounting Systems for the U.S. Army; Commander of the 18th Finance Group during Operation Desert Shield/Desert Storm in the first Gulf War and Deputy Chief of Staff for Resource Management for the Army Material Command.

Colonel Baer earned  a BS (Accounting) and an MBA from the University of Colorado.  He devotes approximately  45% of his time to other business interests.

Employment Agreements and Executive Compensation

In March 2006, we entered into one-year employment agreements with Messrs. Read, Sciotto, Foote and Winfield providing for annual salaries of $120,000 per year each.  The employment agreements contain customary non-disclosure and a two-year non-competition provision.  Mr. Read was issued 7,500,000 shares of our common stock in connection with his employment.  Messrs. Foote and Winfield are no longer employed by us.

Equity Incentive

In January 2007 we adopted, subject to stockholder approval, an equity incentive plan which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors.  Incentive stock options are issuable only to our eligible officers, directors and key employees.  Non-statutory stock options are issuable only to our non-employee directors and consultants.

The plan is administered by our Board of Directors.  Currently, we have 10,000,000 shares of common stock reserved for future issuance upon the exercise of stock options granted under the plan.  Under the plan, the Board of Directors determine which individuals will receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted.  No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant.  The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee.  Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the plan grant.  Options under the plan must be granted within ten years from the effective date of the plan and the exercise date of an option cannot be later than five years from the date of grant.  Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance.  Shares issued upon exercise of an option will rank equally with other shares then outstanding.

Liability and Indemnification of Officers and Directors

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

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A breach of a director’s duty of loyalty to us or our stockholders;

•

Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

•

A transaction from which a director received an improper benefit; or

•

An act or omission for which the liability of a director is expressly provided under Nevada law.

Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful.  Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.  Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND

BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 112,999,899 shares of common stock outstanding.  The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus assuming all shares of preferred stock have been converted into common stock by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.  Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The addresses of all executive officers and directors are in care of our company.

Name, Title and Address of Beneficial Owner of Shares	Amount of Beneficial Ownership	Percent of Class(1)

Jonathan R. Read, President, CEO and Director (2)	7,500,018	6.6%

Harold W. Sciotto, Secretary, Treasurer and Director (2)	43,058,942 (3)	38.1%

Barry S. Baer, Chief Financial Officer (2)	0	0%

Howard A. Foote, Director (2) (3)	0	0%

Jerry Y.S. Lin, Director (2)	0	0%

All Directors and Officers as a group (5 persons)	50,558,960	44.7%

Elliott Winfield (2) (3)	0	0%

California Institute of Technology (JPL) (4) (5)	5,869,565	5.2%

Enable Growth Partners, LP (6) (7)	7,285,714	6.4%

Enable Opportunity Partners, LP (6) (8)	857,143	0.8%

All Officers, Directors and Beneficial Owners	64,571,382	57.1%

Notes:

1.

Percent of class is based upon an aggregate of 112,999,899 shares issued and outstanding as of February 6, 2007.

2.

The address for these shareholders is: c/o Ecotality, Inc., 6821 E. Thomas Road, Scottsdale, AZ 85251.

3.

An aggregate of 40,000,001 of these shares were deposited in escrow by Mr. Sciotto on behalf of Messrs. Foote and Winfield and will not transfer to Messrs. Foote and Winfield until certain performance criteria are met.  In the event the performance criteria are achieved, the shares will be transferred unto Messrs. Foote and Winfield, effecting a change of control of the Company.  Until this time, the shares will be voted by Mr. Sciotto and remain in his name.  See “Certain Relationships and Related Transactions.”

4.

The address of California Institute of Technology (JPL) is 1200 E. California Blvd., Pasadena, CA 91125.

5.

The shares of our common stock held by California Institute of Technology (JPL) were placed with the Bank of New York’s nominee name of Hare & Co. at One Wall St., New York, NY 10286.

6.

The address for Enable Growth Partners, LP is One Ferry Building 255, San Francisco, CA 94111.

7.

Enable Growth Partners, LP and Enable Opportunity Partners, LP collectively own an aggregate of 8,142,857 shares of our common stock, or 7.2% of our total issued and outstanding shares as of February 6, 2007.

8.

The address for Enable Opportunity Partners, LP is One Ferry Building 255, San Francisco, CA 94111.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

We have outstanding and are registering by this prospectus an aggregate of 34,499,914 shares of common stock and 6,899,982 shares of common stock underlying warrants, held by the selling stockholders.  The warrants are exercisable at $0.35 per share until October 27, 2011.  The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder.  The selling stockholders listed below are offering for sale all shares listed following their names.  None of the selling stockholders is required to sell any of their shares at any time.

The shares may be offered from time to time by the selling stockholders.  Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

None of our selling stockholders are officers, directors or 10% or greater stockholders.  None of our selling stockholders, except Brookstreet Securities Corporation, are broker-dealers or affiliates of broker-dealers.

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Adelman, Susan	225,000		*	225,000	*
Amyx, Carl Ray	75,000		*	75,000	*
Antcil, Paul		12,000	*	12,000	*
Arnold, Earnest		16,500	*	16,500	*
Aymond, David King	100,000		*	100,000	*
Barnholtz, Barry	71,429		*	71,429	*
Barson, Gregory		2,800	*	2,800	*
Bartlett, Burton		273,706		273,706
Bates, Michael	37,500		*	37,500	*
Bednarz, Mark	75,000		*	75,000	*
Bentley III, Thomas H.	37,500		*	37,500	*
Berarducci, Edward J.	37,500		*	37,500	*
Bernhardt, John L.	75,000		*	75,000	*
Betts, Tim M		205,714		205,714	*
Bibler, Richard	500,000		*	500,000	*
Bidigare Contractors., Inc. Michael Bidigare	75,000		*	75,000	*
Bietsch, Ronald A.	100,000		*	100,000	*
Blackaby, Brent	100,000		*	100,000	*
Blackaby, Michael	37,500		*	37,500	*
Blackaby, Earl S.	37,500		*	37,500	*
Blankley Corp. Robert B Brumder	150,000		*	150,000	*
Bock, John	28,500		*	28,500	*
Bovarnick, Bennett	37,500		*	37,500	*
Braeger, David		52,571		52,571	*
Brainard, James C.	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Brandt, James A.	100,000		*	100,000	*
Brookstreet Securities Corp. Steve Washburn		1,856,001		1,856,001	*
Brown, Monique	75,000		*	75,000	*
Brown, Timothy		6,000		6,000	*
Browne, Kevin		12,000		12,000	*
Bruxvoort, Duane	37,500		*	37,500	*
Buccfi, Vincent A.	600,000		*	600,000	*
Burke, John J.	75,000		*	75,000	*
Byrum, Tony S.	37,500		*	37,500	*
Cabrera, Anthony M.	75,000		*	75,000	*
Cannon, William M.	142,860		*	142,860	*
Case, Whitt C.	150,000		*	150,000	*
Cavenaghi, Diego	42,000		*	42,000	*
Chambers, Guy W.	30,000		*	30,000	*
Cheyney III, Curtis P.	37,500		*	37,500	*
Christman, Richard M.	214,286		*	214,286	*
Christoph, Roger W.	100,000		*	100,000	*
Chun, Vivian Chan	30,000		*	30,000	*
Ciric, Steven		60,000		60,000	*
Clark Jr., Geroge M.	18,750		*	18,750	*
Colangelo, Richard	75,000		*	75,000	*
Comte, Frank A.	50,000		*	50,000	*
Connolly, Patrick	75,000		*	75,000	*
Contasti, Annette	75,000		*	75,000	*
Cowart, Jim C.	600,000		*	600,000	*
Culver, Lillard Wells III	57,143		*	57,143	*
Curtis, Mark		157,228		157,228	*
D'Agostino, Anthony	28,500		*	28,500	*
Dabney, Neil D		927,992		927,992	*
Devlin, John	150,000		*	150,000	*
Dimovich, Velko	75,000		*	75,000	*
Disher, William H.	75,000		*	75,000	*
Djordjevski, Guga	75,000		*	75,000	*
Dowdy, Lewis	45,000		*	45,000	*
Dultz, Michael		3,560		3,560	*
Dukes, Robert T.	53,900		*	53,900	*
Dunlap, David	75,000		*	75,000	*
East Valley Anesthesia, Inc. Bryan Hyman	75,000		*	75,000	*
Enable Growth Partners, LP Brendan O'Neil	7,285,714		6.4%	7,285,714	6.1%

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Enable Opportunity Partners, LP Brendan O'Neil	857,143		*	857,143	*
Epstein, Craig	20,000		*	20,000	*
Faoila, Alan	75,000		*	75,000	*
Feldman, Alfred	75,000		*	75,000	*
Financial Security Corp. Richard Kerbs TTEE	30,250		*	30,250	*
Fisher, Alan M.	20,000		*	20,000	*
Frederick & co., Inc. Lon P Frederick	100,000	222,657	*	322,657	*
Gaenslen, Eric	14,300		*	14,300	*
Gentile, Sylvain	75,000		*	75,000	*
Gest, Robert H		3,000		3,000	*
Gilchrist, James A.	37,500		*	37,500	*
Gleeson, Robert	30,000		*	30,000	*
Goldberg, Hersh J.	37,500		*	37,500	*
Gramlich, James V.	75,000		*	75,000	*
Grant Bettingen, Inc Sean Dignan		79,600		79,600	*
Green, Ronald	75,000		*	75,000	*
Groth, David	112,500		*	112,500	*
Gruner, Jill	75,000		*	75,000	*
Gunaratham, Joshua	10,000		*	10,000	*
Hanser, Jeff	150,000		*	150,000	*
Hayes, Susan Marie		927,992		927,992	*
Heimowitz, Denise	75,000		*	75,000	*
Heimowitz, Aaron		51,440		51,440	*
Henggeler, Ralph R.	37,500		*	37,500	*
Hester, Jack	75,000		*	75,000	*
Hoffman, David	45,000		*	45,000	*
Hofstedter, Alexander	50,000		*	50,000	*
Hoppe, Helmut	125,000		*	125,000	*
Horne, Dana	450,000		*	450,000	*
Hoyt, Bernard	37,500		*	37,500	*
Hubner, Harry	37,500		*	37,500	*
Huffman, Anthony	28,571		*	28,571	*
Huynh, Tri Q.	50,000		*	50,000	*
Hyman, Brian	75,000		*	75,000	*
I.B. Adelman TR Susan Adelman TTEE	75,000		*	75,000	*
Indelicato Rev TR Len Indelicato TTEE	60,000		*	60,000	*
James P. Alderman TR James Alderman TTEE	75,000		*	75,000	*
Jasin, Grace R.	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Jeffrey K. Arnswald TR Jeffrey Arnswald TTEE	75,000		*	75,000	*
John M. Wendler, Inc. John M Wendler	75,000		*	75,000	*
Johnson, C. Kenneth	37,500		*	37,500	*
Joni J. Lloyd TR Joni Lloyd TTEE	75,000		*	75,000	*
Joseph F. Pickering TR Joseph Pickering TTEE	100,000		*	100,000	*
Judith H. Lang TR Judith Lang TTEE	32,850		*	32,850	*
Kahan, Israel	37,500		*	37,500	*
Kalange, Thomas E.	100,000		*	100,000	*
Kalange Family Ltd Partnership Thomas Kalange	200,000		*	200,000	*
Kane , Brian C.	36,000		*	36,000	*
Keilholtz, Robert	75,000		*	75,000	*
Keilholtz, Helen	150,000		*	150,000	*
Kelly, Colleen	37,500		*	37,500	*
Kendall, John	37,500		*	37,500	*
Kerbs, Robert	37,500		*	37,500	*
Kleinberg, Devorah	150,000		*	150,000	*
Koch, Charles F.	75,000		*	75,000	*
Kofke, Robert L.	300,000		*	300,000
Kohli, Thomas	100,000		*	100,000	*
Kolosso, Paul M.	75,000		*	75,000	*
Konz, Gerald	300,000		*	300,000	*
Kramer, Carl Jay	75,000		*	75,000	*
Kuester, Dennis J.	71,428		*	71,428	*
Kyle M. Breshears TR Kyle Brashers TTEE	75,000		*	75,000	*
Lahar, David	300,000		*	300,000	*
Lange, Joseph M.	75,000		*	75,000	*
Larsen, Dale	125,000		*	125,000	*
Latham Sr., Robert	100,000		*	100,000	*
Lea, Jeffrey C.	18,750		*	18,750	*
Lee Liv Tr Linda M Lee TTEE	30,000		*	30,000	*
Lehman, Tamar	150,000		*	150,000	*
Lewandowski, Robert	37,500		*	37,500	*
Life Design Financial Scott K Warner	75,000		*	75,000	*
Lightfoot, Ronald	37,500		*	37,500	*
Llewellyn & Alice Tietz	37,500		*	37,500	*
Loschky, Jerrard	28,571		*	28,571	*
Lunn Rev Tr Gerald Lunn Jr TTEE	10,000		*	10,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Maiden, Jeffrey		53,992		53,992	*
Malich, Peter	142,900		*	142,900	*
Malicky, Eric	71,500		*	71,500	*
Maneck S. Wadia Fam Tr Maneck Wadia TTEE	150,000		*	150,000	*
Marcia A. Deberg TR Marcia Deberg TTEE	75,000		*	75,000	*
Marcias, Robert	37,500		*	37,500	*
Mark, Richard C.	300,000		*	300,000
Martiniak, Chris	22,857		*	22,857	*
Mead, Slade	285,714		*	285,714	*
Metcalf, Douglas R.	75,000		*	75,000	*
Michalski, Kevin	30,000		*	30,000	*
Michelson, Arthur	75,000		*	75,000	*
Mick, Richard	37,500		*	37,500	*
Millen, Randy		95,432		95,432	*
Moore, Don J.	100,000		*	100,000	*
Paul Schnetzky, IRA Rollover	55,000		*	55,000	*
James Riederer, IRA	100,000		*	100,000	*
Mosher, George	285,714		*	285,714	*
Mulchinock, David S.	37,500		*	37,500	*
Nakata, Steven	142,857		*	142,857	*
Neff, Tony L.	75,000		*	75,000	*
Neichin, Barry Mitchell	75,000		*	75,000	*
John D. Gruner, IRA	75,000		*	75,000	*
Susan Maki, IRA	37,500		*	37,500	*
Richard L. Kerbs TTEE	39,750	82,600	*	122,350	*
Joan M. Peterson, IRA	37,500		*	37,500	*
James Putnam, IRA	225,000		*	225,000	*
Lawrence J. Thiel, IRA	18,750		*	18,750	*
Deborah Van Der Hart, IRA	37,500		*	37,500	*
Stephen S. Holmes, IRA	75,000		*	75,000	*
Rachel Antosofsky, IRA	37,500		*	37,500	*
Robert K. Harlan, IRA	75,000		*	75,000	*
Robert M. Dunaway, IRA	37,500		*	37,500	*
Dondald Van Der Hart, IRA	37,500		*	37,500	*
Robert Wandrai, IRA	75,000		*	75,000	*
Jill E. O'Neil, IRA	75,000		*	75,000	*
Frank H. Jones, IRA	75,000		*	75,000	*
Stephen T. Blaze, IRA	36,000		*	36,000	*
Ivan Norman, IRA	37,500	34,600	*	72,100	*
Morris Lasson PHD	43,000		*	43,000	*
Keith E. Schult, IRA	75,000		*	75,000	*
Thomas E. Kalange, Roth IRA	200,000		*	200,000	*
Adriaan C. Pruyssers, IRA	50,000		*	50,000	*
Johnie J. Schult, IRA	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Lance A. Dillenschneider	75,000		*	75,000	*
Robert Dukes, IRA	21,100		*	21,100	*
Jeffrey L. Schult, IRA	75,000		*	75,000	*
Walter J. Jasin, Jr. IRA	150,000		*	150,000	*
Franklin A. Dobrovich, IRA	75,000		*	75,000	*
Lynda S. Williamson, Roth IRA	72,000		*	72,000	*
Dennis Williamson, Roth IRA	28,000	184,000	*	212,000	*
Federick A. Ashbaugh, Roth IRA	75,000		*	75,000	*
Michael M. Reno, Roth IRA	75,000		*	75,000	*
Wendy I. Reimann, Roth IRA	75,000		*	75,000	*
Ivan Norman, IRA	75,000		*	75,000	*
Firoza Bilmonia, IRA	75,000		*	75,000	*
Yaz Bilimoria, IRA	75,000		*	75,000	*
Shirley J. Schult, IRA	75,000		*	75,000	*
Thomas A. Murrell, IRA	150,000		*	150,000	*
Ostrowski, Harry	75,000		*	75,000	*
Pakradooni, Peter B.	150,000		*	150,000	*
Palas, Belia		12,000		12,000	*
Pallotto, Peter	43,000		*	43,000	*
Panter, Steve W.	30,000		*	30,000	*
Park, Scott	75,000		*	75,000	*
Parkinson Family TR William parkinson TTEE	37,500		*	37,500	*
Patel, Suryakant M.	250,000		*	250,000	*
Patrick Connolly &	75,000		*	75,000	*
Peter, Richard	37,500		*	37,500	*
Peterson, William Tyler	75,000	41,000	*	116,000	*
Phillips, Daniel W.	75,000		*	75,000	*
Pierce Diversified Strategy Brendan O'Neil	428,571		*	428,571	*
Plunkett, Michael	75,000		*	75,000	*
Pogue, Richard W.	100,000		*	100,000	*
Porter, Tim	100,000		*	100,000	*
Preuss, Marvin D.	60,000		*	60,000	*
Pryor, Darryl		24,000		24,000	*
Putnam, James B.	75,000		*	75,000	*
Quinten & Marian Ward TR Quinten Ward TTEE	100,000		*	100,000	*
Raabe, Kent A.	100,000		*	100,000	*
Rabinovitz, Adolph	37,500		*	37,500	*
Regnier, Thomas D.	100,000		*	100,000	*
Reno, Michael M.	25,000		*	25,000	*
Richard F. McEntyre TR	56,251		*	56,251	*
Richard T. Langan Jr. TR Richard Langan TTEE	18,750		*	18,750	*
Rietz, Karola Kristina	50,000		*	50,000	*
Ristic, Simon	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Rosenbaum, Philip		6,000	*	6,000	*
Robert C. Balderston TR Robert Balderson TTEE	150,000		*	150,000	*
Rush, David	14,500		*	14,500	*
Ryan, John	75,000		*	75,000	*
Sachs, Robert	100,000		*	100,000	*
Sankey, Daniel	37,500		*	37,500	*
Sao Marcos, David		473,025		473,025	*
Savoie Capital Management LP Rober Savoie	200,000		*	200,000	*
Schlosberg, Andrew	37,500		*	37,500	*
Schmucker, Richard	75,000		*	75,000	*
Schultz, Robert E.	150,000	2,400	*	152,400	*
Schuster, Robert	14,500		*	14,500	*
Searfoss, Richard	86,000		*	86,000	*
Sharpe, James	12,500		*	12,500	*
Sheboygan Oral & Maxillofacial John Keller	75,000		*	75,000	*
Sheinkop, Jonathan	25,000	2,000	*	27,000	*
Shows, William M	25,000		*	25,000	*
Sibley, George W.	75,000		*	75,000	*
Silvestri, Robert	75,000		*	75,000	*
Sinadinoski, Lubisa	75,000		*	75,000	*
Skaggs, Don L.	150,000		*	150,000	*
Skanavis, Peter M.	150,000		*	150,000	*
Sladky, Donald	37,500		*	37,500	*
Slomovics, Abraham	75,000		*	75,000	*
Smith, Marlin		6,000		6,000	*
Smith, Philip	37,500		*	37,500	*
Smith, Gordon Michael	75,000		*	75,000	*
Smith, Ronald		160,286		160,286	*
Smith, Ryan		4,000		4,000	*
Smith, Steven		30,000		30,000	*
Snider, Sharon J.	35,714		*	35,714	*
Somers, James		127,886		127,886	*
Somers, Jason	37,500		*	37,500	*
Spasovski, Ljupco	75,000		*	75,000	*
Stark, James	75,000		*	75,000	*
Steinmetz, Manny	120,000		*	120,000	*
Steven L. Deberg TR Steven Deberg TTEE	150,000		*	150,000	*
Stevens, Mark W.	150,000		*	150,000	*
Stierman, Charles	150,000		*	150,000	*
Stone, Lee		171,428		171,428	*
Stringer, Jr., Warren	300,000		*	300,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Stuart Campbell TR Stuart Campbell TTEE	285,720		*	285,720	*
Swanson, Timothy		116,000		116,000	*
Talbott, Chad	37,500		*	37,500	*
Talbott, Cecil	37,500		*	37,500	*
Tarrant, Nicholas	75,000		*	75,000	*
Taxman, Andrea	15,000		*	15,000	*
Teall, Fred M	75,000	18,000	*	93,000	*
Teall, Michael		36,000		36,000	*
The Childre Rev. TR Doc Childre TTEE	357,142		*	357,142	*
The Darling Family TR Phillip Darling TTEE	75,000		*	75,000	*
The Dastur Family TR Jamshed Dastur TTEE	20,000		*	20,000	*
The E.C. Rector Liquid Estate Edgar Rector	150,000		*	150,000	*
The Hill Family TR Howard Hill TTEE	37,500		*	37,500	*
The Noble Family TR Warden H Noble TTEE	150,000		*	150,000	*
The Piva Family Revocable TR Gary Piva TTEE	115,000		*	115,000	*
The Robert A. Pecoraro Fam TR Robert Pecoraro TTEE	57,143		*	57,143	*
The Ruede Fam TR Bruce Ruede TTEE	75,000		*	75,000	*
Shimoff Second Amended & Restated TR Paul Shimoff TTEE	100,000		*	100,000	*
Theil, Lawrence J.	18,750		*	18,750	*
Tompkins, Michael J.	75,000		*	75,000	*
Trigon Inc., John Crotty	75,000		*	75,000	*
Vaccaro, Todd	37,500		*	37,500	*
VanWyngarden, Ronald		30,000		30,000	*
Vision Opportunity Master Fund Adam Benowitz	1,428,571		1.3%	1,428,571	1.2%
Vlad, Dumitru	75,000		*	75,000	*
Volheim, Randolph W.	37,500		*	37,500	*
Walter, James R.	600,000		*	600,000	*
Ward, Peter C.	75,000		*	75,000	*
Weiss, Marvin E.	80,000		*	80,000	*
Weissmueller, Jean	71,500		*	71,500	*
Westcap Securities, Inc Attn: Tim M Betts		308,572		308,572	*
Whitehurst, Wayne	37,500		*	37,500	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Wilhemy, Julie	37,500		*	37,500	*
Wohrle, Gary		10,000		10,000	*
Yanke, Charles	285,715		*	285,715	*
YKA Partners Ltd Kenneth Aldridge	75,000		*	75,000	*
Young, D. Patrick	75,000		*	75,000	*
Zbozinek, Ladislav	247,000		*	247,000	*
Zender, Kent	75,000		*	75,000	*
Zolessi, Leonel	75,000		*	75,000	*
TOTALS	34,499,914	6,899,982		41,399,896

* indicates less than 1%

Information Regarding the Selling Stockholders

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•

Block transactions;

•

Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•

Privately negotiated transactions;

•

Through the writing of options on the shares;

•

Short sales; or

•

Any combination of these transactions.

The sale price to the public in these transactions may be:

•

The market price prevailing at the time of sale;

•

A price related to the prevailing market price;

•

Negotiated prices; or

•

Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933.  The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents.  As to a particular broker-dealer, this compensation might be in excess of customary commissions.  Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock.  There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders.  Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.  If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders.  Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder.  These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

In February 2006 we entered into a Technology Contribution Agreement with Howard Foote and Elliott Winfield which we refer to collectively as “F&W,” under which F&W contributed to us all of their right, title and interest in and to the EPC technology.  In exchange for the contribution of the EPC technology, we agreed to finance ongoing research and development of the technology up to $1,350,000.  The agreement is conditioned upon our ability to develop EPC technology that is determined to be commercially and technologically viable for mass production.  In the event we are unable to do so by February 2009 due to a lack of best efforts by F&W, abandonment of the project, or breach of employment agreements by F&W, then we may terminate the agreement and F&W will be responsible for reimbursing us for any funds expended by us, together with interest on the principal amount accrued at the rate of 15% per year.  In the event the agreement is terminated by us, the rights, patents and ownership of the intellectual property conveyed by F&W to us will revert to F&W and the shares will be returned to Mr. Sciotto, as described below.

In February 2006 an agreement was entered into by and between Harold Sciotto, our former President and majority stockholder, and Howard Foote under which Mr. Sciotto agreed to transfer ownership of 32,000,005 shares of our common stock to Mr. Foote.  The 32,000,005 shares were placed in an escrow account to be delivered to Mr. Foote: (i) upon delivery to us of an EPC system that is determined to be commercially and technologically viable for mass production, 16,000,003 shares of common stock shall be transferred to Mr. Foote and (ii) upon either (a) the acquisition of a hybrid transit bus company, or (b) our obtaining profitability, an additional 16,000,002 shares of common stock shall be transferred to Mr. Foote.  If at any time, until February 2009, we reasonably determine, in our sole discretion, that the EPC system is not commercially or technically viable, Mr. Sciotto may terminate the agreement, whereupon Mr. Foote must return any shares of common stock disbursed from the escrow account and the remaining portion of escrow stock remaining in the escrow account will be released to Mr. Sciotto.  Upon such termination of the agreement, all patent rights and the ownership of the intellectual property conveyed from Mr. Foote to us will revert to Mr. Foote. Simultaneously with the execution of the agreement, Mr. Sciotto entered into an identical agreement with Elliot Winfield pursuant to which 8,000,001 shares were placed in escrow to be delivered to Mr. Winfield, 4,000,001 and 4,000,000 shares, respectively.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share, and 200,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Currently, there are 112,999,899 shares of common stock outstanding.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 200,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of holders of our common stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.  There are no shares of preferred stock outstanding.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Holliday Transfer, Inc., Scottsdale, Arizona, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have 112,999,899 shares of common stock outstanding, comprised of 34,499,914 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus. The remaining 78,499,985 shares may be sold at any time under Rule 144.  We are also registering 6,899,982 shares of common stock underlying the warrants that will be freely tradable upon the effective date of the prospectus.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•

1% of the then outstanding shares of our common stock; or

•

The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.  Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time.  Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our financial statements included in this prospectus as of December 31, 2005 and the years ended December 31, 2005 and 2004 have been included in reliance on the reports of Beckstead and Watts, LLP, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing in issuing such reports.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

ECOTALITY, INC.

34,499,914 SHARES OF COMMON STOCK

6,899,982 SHARES OF COMMON STOCK UNDERLYING COMMON STOCK PURCHASE WARRANTS

Until                             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 (tel)

702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Alchemy Enterprises, Ltd. (the “Company”) (a Development Stage Company), as of December 31, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from April 21, 1999 (Date of Inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchemy Enterprises, Ltd. (a Development Stage Company) as of December 31, 2005, and the results of its operations and cash flows for the years then ended, and for the period April 21, 1999 (Date of Inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP

February 3, 2006

F1

Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 (tel)

702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Alchemy Enterprises, Ltd. (the “Company”) (a Development Stage Company), as of December 31, 2004, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchemy Enterprises, Ltd. (a Development Stage Company) as of December 31, 2004, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP

February 23, 2005

F2

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Balance Sheets

	December 31,
	2005	2004
Assets

Current assets:
Cash	$5,878	$23,763
Inventory	2,453	—
Total current assets	8,331	23,763

Fixed assets, net	1,904	1,856

	$10,235	$25,619

Liabilities and Stockholders’ Equity

Current liabilities:	$—	$—

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares
authorized, 3,630,000 shares issued and
Outstanding as of 12/31/05 and 12/31/04, respectively	3,630	3,630
Additional paid-in capital	48,870	48,870
(Deficit) accumulated during development stage	(42,265)	(26,881)
	$10,235	$25,619

	$10,235	$25,619

The accompanying notes are an integral part of these financial statements.

F3

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Statements of Operations

			April 21, 1999
	For the years ended		(Inception) to
	December 31,		December 31,
	2005	2004	2005

Revenue	$851	$—	$851
Cost of goods sold	506	—	506

Gross Profit	345	—	345

Expenses:
General and administrative expenses	14,941	16,914	40,691
General and administrative expense-related party	—	—	1,000
Depreciation expense	788	133	921
Total expenses	15,729	17,047	42,612

Other income:
Interest income	—	2	2

(Loss) before provision for taxes	(15,384)	(17,045)	(42,265)

Provision for income taxes	—	—	—

Net (loss)	$(15,384)	$(17,045)	$(42,265)

Weighted average number of
common shares outstanding - basic and fully diluted	3,630,000	3,194,842

Net (loss) per share-basic and fully diluted	$(0.00)	$(0.01)

The accompanying notes are an integral part of these financial statements.

F4

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Statement of Stockholders’ Equity

				(Deficit)
				Accumulated	Total
			Additional	During	Stockholders’
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage
May 1999
Founder shares
issued for services	2,000,000	$1,000	$—	$—	$1,000

Net (loss)
April 21, 1999
(Inception) to
December 31, 1999				(1,000)	(1,000)
Balance, December 31, 1999	2,000,000	1,000	—	(1,000)	—

Net (loss)
For the year ended
December 31, 2000				—	—
Balance, December 31, 2000	2,000,000	1,000	—	(1,000)	—

Net (loss)
For the year ended
December 31, 2001				—	—
Balance, December 31, 2001	2,000,000	1,000	—	(1,000)	—

August 2002
Shares issued for cash	400,000	5,000			5,000

October 2002
Recapitalization adjustment		(3,600)	3,600		—

The accompanying notes are an integral part of these financial statements.

F5

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Statement of Stockholders’ Equity

Continued

				(Deficit)
				Accumulated	Total
			Additional	During	Stockholders’
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage
Net (loss)
For the year ended
December 31, 2002				(4,466)	(4,466)
Balance, December 31, 2002	2,400,000	2,400	3,600	(5,466)	534

July 2003
Shares issued for cash	400,000	400	4,600		5,000

Net (loss)
For the year ended
December 31, 2003				(4,370)	(4,370)
Balance, December 31, 2003	2,800,000	2,800	8,200	(9,836)	1,164

May 2004
Issued for cash	830,000	830	40,670		41,500

Net (loss)
For the year ended
December 31, 2004				(17,045)	(17,045)
Balance, December 31, 2004	3,630,000	3,630	48,870	(26,881)	25,619

Net (loss)
For the year ended
December 31, 2005				(15,384)	(15,384)
Balance, December 31, 2005	3,630,000	$3,630	$48,870	$(42,265)	$10,235

The accompanying notes are an integral part of these financial statements.

F6

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Statements of Cash Flows

			April 21, 1999
	For the years ended		(Inception) to
	December 31,		December 31,
	2005	2004	2005
Cash flows from operating activities
Net (loss)	$(15,384)	$(17,045)	$(42,265)
Adjustments to reconcile net (loss) to
net cash (used) by operating activities:
Shares issued for services	—	—	1,000
Depreciation	788	133	921
Changes in operating assets and liabilities:
(Increase) in inventory	(2,453)	—	(2,453)
Net cash (used) by operating activities	(17,049)	(16,912)	(42,797)

Cash flows from investing activities
Purchase of fixed assets	(836)	(1,989)	(2,825)
Net cash provided (used) in investing activities	(836)	(1,989)	(2,825)

Cash flows from financing activities
Issuances of common stock	—	41,500	51,500
Net cash provided by financing activities	—	41,500	51,500

Net increase in cash	(17,885)	22,599	5,878
Cash - beginning	23,763	1,164	—
Cash - ending	$5,878	$23,763	$5,878

Supplemental disclosures:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

Non-cash transactions:
Shares issued for services	$—	$—	$1,000
Number of shares issued for services	—	—	2,000,000

The accompanying notes are an integral part of these financial statements.

F7

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 1 - History and organization of the company

The Company was organized April 21, 1999 (Date of Inception) under the laws of the State of Nevada, as Alchemy Enterprises, Ltd. The Company has limited operations and in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7), “Accounting and Reporting by Development Stage Enterprises,” the Company is considered a development stage company. The Company was initially authorized to issue 25,000 shares of its no par value common stock.

On October 29, 2002, the Company amended its articles of incorporation to increase its authorized capital to 25,000,000 shares with a par value of $0.001. On January 26, 2005, the Company amended its articles of incorporation again, increasing authorized capital to 100,000,000 shares of common stock with a par value of $0.001.

The Company markets a private-label bio-degradable product line, which consists of a wide variety of chemical products for all types of applications.

Note 2 - Accounting policies and procedures

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2005 and 2004, respectively.

Equipment

The cost of equipment is depreciated over the following estimated useful life of the equipment utilizing the straight-line method of depreciation:

Computer Equipment	3 years
Electronics Equipment	5 years

Revenue recognition

The Company’s financial statements are prepared under the accrual method of accounting. The Company recognizes revenue primarily from the sale of chemical cleaning products. The Company recognizes revenue from product sales when the products are sold, shipped and title passes to the purchaser. Revenues are recognized in the period the products are sold and costs are recorded in the period incurred, rather than paid. Based on historical data, the Company does not anticipate returns and therefore does not provide an allowance for returns or refunds.

Advertising costs

The Company expenses all costs of advertising as incurred. There were advertising costs in the amount of $291 and $0 included in selling, general and administrative expenses in 2005 and 2004, respectively.

F8

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2005 and 2004.

Cost of Goods Sold

Cost of goods sold consists of the purchase price of products sold, inbound and outbound shipping charges, packaging supplies and costs associated with revenues and marketplace business. The purchase price of the products, outbound shipping charges and the cost of tangible supplies used to package products for shipment to customers totaled $506 and $0 during the years ended December 31, 2005 and 2004.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128), “Earnings Per Share”. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2005 and 2004.

Inventory

Inventories consist of merchandise held for sale in the ordinary course of business, including cost of freight and other miscellaneous acquisition costs, and are stated at the lower of cost, or market determined on the first-in-first-out basis. The Company records a write-down for inventories which have become obsolete or are in excess of anticipated demand or net realizable value. The Company performs a detailed review of inventory each period that considers multiple factors including demand forecasts, market conditions, product life cycle status, product development plans and current sales levels. If future demand or market conditions for the Company’s products are less favorable than forecasted or if unforeseen changes negatively impact the utility of the Company’s inventory, it may be required to record additional write-downs which would negatively impact gross margins in the period when the write-downs are recorded. If actual market conditions are more favorable, the Company may have higher gross margins when products incorporating inventory that was previously written down are sold.

Reporting on the costs of start-up activities

Statement of Position 98-5 (SOP 98-5), “Reporting on the Costs of Start-Up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 has had little or no effect on the Company’s financial statements.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005 and 2004. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value was assumed to approximate carrying value for cash because it is short term in nature and its carrying amount approximates fair value.

F9

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109 (SFAS #109), “Accounting for Income Taxes,” for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130 (SFAS #130), “Disclosures About Segments of an Enterprise and Related Information.” The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Recent pronouncements

In May 2003, the FASB issued SFAS No. 150 (SFAS #150), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS #150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS #150 is effective for financial instruments entered into or modified after May 31, 2003, and with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of adopting SFAS #150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. SFAS #150 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the U.S. Securities and Exchange Commission’s Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting Bulletin No. 105 (SAB #105), “Loan Commitments Accounted for as Derivative Instruments.” This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB #105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB #105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should be applied to existing instruments as appropriate. The Company does not anticipate that SAB #105 will a material impact, if any, on the financial statements.

F10

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

In September 2004, The Emerging Issues Task Force reached a consensus on Issue 04-08 (EITF 04-08), “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” which requires the inclusion of shares related to contingently convertible debt instruments for computing diluted earnings earning per share using the “if converted method,” regardless of whether the market price contingency has been met. EITF 04-08 is effective for all periods ending after December 15, 2004 and includes retroactive adjustments to historically reported diluted earning per share. In management’s opinion, the adoption of EITF 04-08 does not currently have an impact on the Company’s operating results or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS #153), “Exchanges of Non-Monetary Assets, an Amendment of Accounting Principle Board (APB) No. 29.” This statement amends APB Opinion No. 29 (APB 29), “Accounting for Nonmonetary Transactions.” Earlier guidance had been based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged and APB 29 included certain exceptions to this principle. However, SFAS #153 eliminated the specific exceptions for nonmonetary exchanges with a general exception rule for all exchanges of nonmonetary assets that do not have commercial and economic substance. A nonmonetary exchange has commercial substance only if the future cash flows of the entity is expected to change significantly as a result of the exchange. This statement is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The implementation of SFAS #153 has not made a material impact on the Company’s financial statement presentation or its disclosures.

In December 2004, the FASB issued a revised Statement of Financial Accounting Standards No. 123 (SFAS #123R), “Share-Based Payments.” SFAS #123R replaced Statement of Financial Accounting Standards No. 123 (SFAS #123), “Accounting for Stock-Based Compensation,” and superseded Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” In March 2005, the U.S. Securities and Exchange Commission ( “SEC”) issued Staff Accounting Bulletin No. 107 (SAB 107), which expresses views of the SEC staff regarding the interaction between SFAS #123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS #123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. SFAS #123R required public companies to apply SFAS #123R in the first interim or annual reporting period beginning after June 15, 2005. In April 2005, the SEC approved a new rule that delays the effective date, requiring public companies to apply SFAS #123R in their next fiscal year, instead of the next interim reporting period, beginning after June 15, 2005.

SFAS #123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period. It requires implementation using a modified version of prospective application, under which compensation expense of the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption. SFAS #123R also allows companies to adopt SFAS #123R by restating previously issued statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under SFAS #123. The Company has adopted SFAS #123R. It is management’s position that SFAS #123R does not have a material effect on its financial statements and disclosures.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS #154), “Accounting Changes and Error Corrections.” SFAS #154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS #154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS #154 is not expected to have a material impact on the Company’s financial statements and disclosures.

F11

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Year end

The Company has adopted December 31 as its fiscal year end.

Note 3 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss of ($42,265) for the period from April 21, 1999 (inception) to December 31, 2005, and had sales of $851. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

These financial statements do not include any adjustments that might arise from this uncertainty. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

In the event additional capital is required, the President of the Company has agreed to provide funds as a loan over the next twelve-month period, as may be required. However, the Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

Note 4 - Fixed assets

Fixed assets as of consisted of the following:

	December 31,
	2005	2004
Computer equipment	$ 1,989	$ 1,989
Electronics equipment	836	-0-

Accumulated depreciation	(921)	(133)
	$ 1,904	$ 1,856

During the years ended December 31, 2005 and 2004, the Company recorded depreciation expense of $788 and $133, respectively.

F12

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 5 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS #109), “Accounting for Income Taxes,” which requires use of the liability method. SFAS #109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

For the period ended December 31, 2005, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2005, the Company had approximately $42,265 of accumulated federal and state net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2019.

The components of the Company’s deferred tax asset are as follows:

	As of December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$ 42,265	$ 17,045
Total deferred tax assets	42,265	17,045

Net deferred tax assets before valuation allowance	42,265	17,045
Less: Valuation allowance	(42,265)	(17,045)
Net deferred tax assets	$ -0-	$ -0-

For financial reporting purposes, the Company has incurred a loss since inception to December 31, 2005. Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2005.

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

	Year ended December 31,
	2005	2004
Federal and state statutory rate	$ (14,370)	$ (5,795)
Change in valuation allowance on deferred tax assets	14,370	5,795
	$ -0-	$ -0-

F13

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 6 - Stockholders’ equity

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock. The company has only one class of stock. All rights and privileges normally associated with stock ownership are vested in that single class of stock.

On October 29, 2002, the Company effected a 1000-for-1 forward stock split of its $0.001 par value common stock. All share and per share amounts have been retroactively restated to reflect this split.

On May 1, 1999, the Company issued 2,000 shares of its no par value common stock as founders’ shares to an officer and director in exchange for services rendered in the amount of $1,000. Due to the forward split of 1000-for-1, the number of shares has been retroactively restated to 2,000,000.

On August 13, 2002, the Company issued 400 shares of its $0.001 par value common stock to an unrelated third party in exchange for cash in the amount of $5,000. Due to the forward split of 1000-for-1, the number of shares has been retroactively restated to 400,000.

On July 15, 2003, the Company issued 400,000 shares of its $0.001 par value common stock to an unrelated third party in exchange for cash in the amount of $5,000.

On May 17, 2004, the Company closed their Regulation D, Rule 504 offering, registered in Nevada, and issued a total of 830,000 shares of its $0.001 par value common stock in exchange for cash of $41,500.

As of December 31, 2005, there have been no other issuances of common stock.

Note 7 - Warrants and options

As of December 31, 2005 and 2004, there were no warrants or options outstanding to acquire any additional shares of common stock.

Note 8 - Commitments and contingencies

During the year ended December 31, 2005 and 2004, the Company recorded rent expense of $3,600 and $0, respectively. During January 2006, the Company renegotiated its lease agreement for warehouse space that houses the Company’s inventory. The new agreement is a month-to-month lease at the monthly rate of $300.

Note 9 - Related party transactions

The Company does not lease or rent any property. Office space and services are provided without charge by a director and shareholder. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

F14

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 10 - Concentrations

The Company earns revenues from a limited number of customers in only one geographic region. During the year ended December 31, 2005, one customer represented 100% of the Company’s total sales. There are no arrangements or agreements with this customer to provide ongoing sales of the Company’s products.

Note 11 - Subsequent events

On January 30, 2006, the Company notified its shareholders that certain stockholders holding a majority of the voting power plan to effect a forward split of its issued and outstanding common stock on a 17.6471:1 basis by written consent in lieu of a special meeting, to be effective March 1, 2006 to shareholders of record on February 9, 2006.

F15

Unaudited Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission ("Commission").  While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

F16

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Balance Sheet

(unaudited)

September 30,
2006
Assets

Current assets:
Cash	$ 3,936,259
Prepaid expenses and current deposits	20,500
Total current assets	3,956,759

Fixed assets, net	17,837

$ 3,974,596

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$ 170,211
Accrued interest	9,083
Note payable, net of discount	446,863
Payroll liability	16,475
Total current liabilities	642,632

Stockholders’ equity
Common stock, $0.001 par value, 300,000,000 shares
authorized, 94,660,286 shares issued and outstanding	94,660
Preferred stock, $0.001 par value, 200,000,000 shares
authorized, no shares issued and outstanding	-
Additional paid-in capital	14,610,242
(Deficit) accumulated during development stage	(11,372,938)
3,331,964

$ 3,974,596

The accompanying notes are an integral part of these financial statements.

F17

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended		April 21, 1999
	September 30,		September 30,		(Inception) to
	2006	2005	2006	2005	September 30, 2006

Revenue	$ -	$ -	$ -	$ -	$ -

Expenses:
Depreciation	1,966	141	3,455	381	4,377
Executive compensation	120,000	-	200,000	-	200,000
Licenses and permits	1,385	-	8,222,272	-	8,222,272
General and administrative expenses	1,263,943	2,487	1,857,290	12,872	1,897,981
General and administrative expenses - related party	-	-	360	-	1,360
Research and Development	416,249	-	816,249	-	816,249
Total expenses	1,803,543	2,628	11,099,626	13,253	11,142,239

Operating Loss	(1,803,543)	(2,628)	(11,099,626)	(13,253)	(11,142,239)

Other income
Interest income	-	-	-	-	2
Total other income	-	-	-	-	2

Other expenses:
Interest expense	189,760	-	228,658	-	228,658
Total other expenses	189,760	-	228,658	-	228,658

Loss from continuing operations before income taxes	(1,993,303)	(2,628)	(11,328,284)	(13,253)	(11,370,895)

Provision for income taxes	-	-	-	-	-

(Loss) from continuing operations	(1,993,303)	(2,628)	(11,328,284)	(13,253)	(11,370,895)

Discontinued operations:
(Loss) Gain from discontinued operations, net of tax	-	74	(2,388)	281	(2,043)
Net loss from discontinued operations	-	74	(2,388)	281	(2,043)

Net (loss)	$(1,993,303)	$(2,554)	$(11,330,672)	$(12,972)	$(11,372,938)

Weighted average number of
common shares outstanding - basic and fully diluted	78,851,296	64,058,973	73,581,174	64,058,973

Net (loss) per share - basic and fully diluted
Continuing operations	$ (0.03)	$ (0.00)	$ (0.15)	$ (0.00)
Discounted operations	(0.00)	(0.00)	(0.00)	(0.00)
	$ (0.03)	$ (0.00)	$ (0.15)	$ (0.00)

The accompanying notes are an integral part of these financial statements.

F18

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Statements of Cash Flows

(unaudited)

	Nine Months Ended		April 21, 1999
	September 30,		(Inception) to
	2006	2005	September 30, 2006
Cash flows from operating activities
Net (loss)	$(11,330,672)	$(12,972)	$(11,372,938)
Adjustments to reconcile net (loss) to
net cash (used) by operating activities:
Stock compensation - related party	21,250	-	21,250
Shares issued for services	-	-	1,000
Shares issued for licenses	8,217,391	-	8,217,391
Depreciation	3,455	382	4,377
Warrants issued with notes payable	154,519	-	154,519
Changes in operating assets and liabilities:
(Increase) decrease in inventory	2,453	(2,991)	-
(Increase) in prepaid expenses	(20,500)	-	(20,500)
Increase in accounts payable	170,211	-	170,211
Increase in accrued interest	9,083	-	9,083
Increase in payroll liabilities	16,475	-	16,475
Net cash (used) by operating activities	(2,756,335)	(15,581)	(2,799,132)

Cash flows from investing activities
Purchase of fixed assets	(19,389)	(836)	(22,214)
Net cash (used) by investing activities	(19,389)	(836)	(22,214)

Cash flows from financing activities
Proceeds from notes payable	1,425,000	-	1,425,000
Repayments of notes payable	(750,000)	-	(750,000)
Issuances of common stock	6,031,105	-	6,082,605
Net cash provided by financing activities	6,706,105	-	6,757,605

Net (decrease) increase in cash	3,930,381	(16,417)	3,936,259
Cash - beginning	5,878	23,763	-
Cash - ending	$3,936,259	$7,346	$3,936,259

Supplemental disclosures:
Interest paid	$65,056	$-	$65,056
Income taxes paid	$-	$-	$-

Non-cash transactions:
Shares issued for services	$21,250	$-	$22,250
Number of shares issued for services	7,500,018	-	42,794,218
Shares issued for licenses	$8,217,391	$-	$8,217,391
Number of shares issued for licenses	5,869,565	-	5,869,565

The accompanying notes are an integral part of these financial statements.

F19

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 1 - Basis of presentation

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2005 and notes thereto included in the Company's 10-KSB annual report.  The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - History and organization of the company

The Company has had minimal operations and is considered a development stage company.  The former business of the Company was to market a private-label bio-degradable product line.  During the nine months ended September 30, 2006, the board of directors changed the Company’s focus toward developing an electric power cell technology.

On March 1, 2006, the Company amended its articles of incorporation to increase its authorized capital to 300,000,000 shares of common stock, each with a par value of $0.001, and 200,000,000 shares of preferred stock, each with a par value of $0.001.

Note 3 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has incurred a net loss of ($11,372,938) for the period from April 21, 1999 (inception) to September 30, 2006, and had sales from discontinued operations of $916.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities.

The Company entered into a letter of intent with Brookstreet Capital, an investment banking firm, to act as a placement agent in connection with a private placement of up to $12,075,000 of common stock of the Company.  The private placement is being conducted on a best efforts basis and there can be no assurance that any or all of the securities offered thereby will be sold.  There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These conditions raise substantial doubt about the Company's ability to continue as a going concern.  These financial statements do not include any adjustments that might arise from this uncertainty.

F20

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 4 - Fixed assets

Fixed assets as of September 30, 2006 consisted of the following:

Computer equipment	$ 22,214
Accumulated depreciation	(4,377)
$ 17,837

Depreciation expense totaled $3,455 and $381 for the nine months ending September 30, 2006 and 2005, respectively.

Note 5 - Debt and interest expense

On February 9, 2006, the Company conducted a private offering of debt securities, whereby it raised $750,000 in bridge loan financing from three non-affiliated individuals.  The notes were due August 9, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The maturity date of the notes was subsequently extended to October 9, 2006.  The notes were repaid on September 29, 2006 interest of $50,056 was paid.

In connection with the February 9, 2006 debt offering, each note-holder was issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $92 was attributed to the value of the note, which amount is being amortized over a period of six months.  As of September 30, 2006, a total of $92 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On July 7, 2006, the Company raised $275,000 in bridge loan financing from two shareholders.  The notes are due December 31, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  As of September 30, 2006, the Company recorded interest expense of $6,724.

In connection with the July 7, 2006 debt offering, each note-holder was issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $223,391 was attributed to the value of the notes, which amount is being amortized over a period of approximately six months.  As of September 30, 2006, a total of $107,278 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On August 3, 2006, the Company raised $100,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  As of September 30, 2006, the Company recorded interest expense of $1,669.

In connection with the August 3, 2006 debt offering, each note-holder was issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $79,079 was attributed to the value of the notes, which amount is being amortized over a period of approximately six months.  As of September 30, 2006, a total of $30,577 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On September 9, 2006, the Company raised $100,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  As of September 30, 2006, the Company recorded interest expense of $690.

F21

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

In connection with the September 9, 2006 debt offering, each note-holder was issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $80,094 was attributed to the value of the notes, which amount is being amortized over a period of approximately six months.  As of September 30, 2006, a total of $16,571 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On September 27, 2006, the Company raised $200,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, are non-interest bearing and contain no prepayment penalty.

Interest expense totaled $228,658 and $0 for the nine months ended September 30, 2006 and 2005, respectively.

Note 6 - Stockholders’ equity

The Company is authorized to issue 300,000,000 shares of its $0.001 par value common stock and 200,000,000 shares of $0.001 par value preferred stock.

On March 1, 2006, the Company effected a 17.6471-for-1 forward stock split of its $0.001 par value common stock.  All share and per share amounts have been retroactively restated to reflect this split.

On February 15, 2006, the Company issued 425,000 shares of its $0.001 par value common stock to an individual who is an officer and director as a bonus valued at $21,250, calculated at the fair market value of $0.05, which is the last offering price per share.  Due to the forward split of 17.6471-for-1, the number of shares has been retroactively restated to 7,500,018.

On March 23, 2006, three warrant holders exercised their rights to purchase shares of par value common stock of the Company.  As a result, the Company issued an aggregate of 1,071,429 shares of common stock at a price per share of $0.35, for total proceeds of $375,000.  See note 7 for additional discussion on this issue.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company issued 5,869,565 shares of common stock at a fair market value of $1.40 per share, for an aggregate value of $8,217,391, in exchange for certain intellectual property licenses.  See note 8 for additional discussion on this issue.

During the three months ended September 30, 2006, the Company conducted a private placement of its common stock pursuant to Regulation D, Rule 506.  As of September 30, 2006, the Company sold 16,160,300 shares of its $0.001 par value common stock at a price per share of $0.35, for total gross proceeds of $5,656,105.  The cash was received in September 2006, but the shares were issued in October 2006.  Subsequent to this, the Company sold an additional 18,339,515 shares of common stock for gross proceeds of $6,418,830.  The aggregate gross proceeds received in the private placement are $12,074,935 for total shares of common stock sold of 34,499,815.

F22

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 7 - Warrants and options

As of January 1, 2006, there were no warrants outstanding.

On February 9, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to three non-affiliated individuals in conjunction with bridge loan agreements.  Each warrant holder was granted the right to purchase 357,143 shares of common stock of the Company for an aggregate purchase price of $125,000 or $0.35 a share.  The aggregate fair value of such warrants totaled $92 based on the Black Schoeles Merton pricing model using the following estimates:  4 % risk free rate, 100 % volatility and expected life of the warrants of 6 months.  On March 23, 2006, all of these warrants were exercised for total gross proceeds of $375,000.

On July 7, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  Each warrant holder was granted the right to purchase 550,000 shares of common stock of the Company for an aggregate purchase price of $781,000 or $1.42 a share.  The aggregate fair value of such warrants totaled $1,190,342 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of the warrants of 5 years.

On August 3, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  Each warrant holder was granted the right to purchase 200,000 shares of common stock of the Company for an aggregate purchase price of $248,000 or $1.24 a share.  The aggregate fair value of such warrants totaled $377,983 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of the warrants of 5 years.

On September 6, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  Each warrant holder was granted the right to purchase 200,000 shares of common stock of the Company for an aggregate purchase price of $264,000 or $1.32 a share.  The aggregate fair value of such warrants totaled $402,369 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of the warrants of 5 years.

F23

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 7 - Warrants and options (continued)

The following is a summary of the status of all of the Company’s stock warrants as of September 30, 2006 and 2005 and changes during the nine months ended on those dates:

	Number Of Shares	Weighted-Average Exercise Price
Outstanding at December 31, 2004	0	$ 0.00
Granted	0	$ 0.00
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at September 30, 2005	0	$ 0.00
Granted	0	$ 0.00
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at December 31, 2005	0	$ 0.00
Granted	2,971,429	$ 1.00
Exercised	1,071,429	$ 0.35
Cancelled	0	$ 0.00
Outstanding at September 30, 2006	1,900,000	$ 1.36
Options exercisable at September 30, 2005	0	$ 0.00
Options exercisable at September 30, 2006	1,900,000	$ 1.36

The following tables summarize information about stock warrants outstanding and exercisable at September 30, 2006:

	STOCK WARRANTS OUTSTANDING
Range of Exercise Prices	Number of Shares Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
$ 1.24-$ 1.42	1,900,000	4.72	$ 1.36
	1,900,000	4.72	$ 1.36

	STOCK WARRANTS EXERCISABLE
Range of Exercise Prices	Number of Shares Exercisable	Weighted- Average Exercise Price
$ 1.24-$ 1.42	1,900,000	$ 1.36
	1,900,000	$ 1.36

F24

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 8 - Commitments and contingencies

On February 15, 2006, the Company entered into a Technology Contribution Agreement with two individuals to acquire the rights, titles and interests to the intellectual property for the development of an electric power cell.  In exchange for the rights to this intellectual property, the Company agreed to finance the development of the electric power cell system up to $1,350,000 and payoff $15,000 in interest costs for related debt.  To date, $350,000 has been recorded as research and development expense in relation to the technology and $15,000 as interest expense.

On February 15, 2006, the Company entered into a consulting agreement with Universal Power Vehicles Corporation for annual compensation of $200,000.  The term of the agreement is three years and may be extended upon agreement by both parties.  The Company prepaid one-half of the compensation upon execution of the agreement, with the remaining compensation to be paid monthly beginning August 15.  The Company fully amortized $100,000 as an expense in the nine months ended September 30, 2006.  The consulting agreement has subsequently been terminated, without penalty, and no additional payments will be made.

Note 8 - Commitments and contingencies (continued)

On February 15, 2006, the Company entered into an employment agreement with an individual who is an officer and director of the Company.  The compensation is $120,000 annually.  Additionally, the Company issued 7,500,018 (split-adjusted) shares of par value common stock to this individual as a bonus for services valued at $21,250.  The term of the agreement is one year and is automatically renewed annually.  The Company paid this individual $10,000 for October 2006 compensation at the end of September, which amount has been recorded as prepaid expenses.

On February 16, 2006, the Company entered into an employment agreement with an individual who is an officer and director of the Company for annual compensation of $120,000.  The term of the agreement is one year and is automatically renewed annually.

On March 21, 2006, the Company entered into a lease agreement to rent office space at a rate of $547 per month and requires a refundable deposit of $500, which was paid by the Company during the period ended March 31, 2006.  The lease expires March 31, 2007.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology, in exchange for 5,869,565 shares of common stock of the Company with a fair market value of $8,217,391.  The License Agreement carries an annual maintenance fee of $50,000, with the first payment due on or about June 12, 2009.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

F25

Alchemy Enterprises, Ltd.

(a Development Stage Company)

Notes

Note 9 - Discontinued Operations

During the nine months ended September 30, 2006, the board of directors changed the Company’s focus from marketing chemical products toward developing an electric power cell technology.  As a result of the change in business operations, the Company determined that its existing remaining inventory was not complementary to expected ongoing operations and should be divested.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has reported the results of operations of its chemical products business as (loss) from discontinued operations.  Included in discontinued operations on the accompanying income statement for the nine months ended September 30, 2006 is $34 representing a gross profit on sales and $2,422, representing the amount of an impairment of chemical products in inventory, which were written down as a result of obsolescence.  The net effect is a $2,388 loss on discontinued operations.

Note 10 - Subsequent Events

The Company is currently conducting a private offering of its common stock pursuant to Regulation D, Rule 506.  As of September 30, 2006, the Company sold 16,160,300 shares of its $0.001 par value common stock at a price per share of $0.35, for total gross proceeds of $5,656,105.  Subsequent to this, the Company sold an additional 18,339,515 shares of common stock for gross proceeds of $6,418,830.  The offering was closed on October 27, 2006, and as of that date the aggregate gross proceeds received in the private placement are $12,074,935 for total shares of common stock sold of 34,499,815.

The Company is also conducting another offering of its common stock, pursuant to Regulation D, Rule 506.  Brookstreet Capital is acting as the placement agent in connection with this offering, being made solely to accredited investors.  The private placement is being conducted on a best efforts basis and there can be no assurance that any or all of the securities offered thereby will be sold.  As of November 6, 2006, a total of 2,891,571 shares were sold at a price per share of $0.35, for total gross proceeds of $1,012,050.  All funds are currently in escrow and the Company has not received any disbursements with relation to these offering proceeds.

F26

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Incorporated by reference to Part II, Item 5 of the Registrant’s Form 10-SB filed September 26, 2005.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fees	$4,075
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees	$80,000
Accounting Fees	$20,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$2,000

Total	$118,075	(2)

(1)

All expenses, except the SEC registration fee, are estimated.

(2)

All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, we have issued the following shares of our unregistered securities:

(i)

In May 2004 we sold 14,647,093 shares of our common stock at $.05 per share to 30 investors pursuant to the provisions of Rule 504 of Regulation D promulgated under the Securities Act.

(ii)

In October 2006 we issued an aggregate of 34,499,914 shares of our common stock to a group of 277 accredited investors through Brookstreet Securities Corporation, as Placement Agent, at $.35 per share pursuant to the exemption provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.  The names of all such investors are set forth under “Selling Stockholders” in the prospectus which is a part of this Registration Statement.  The shares were offered solely to accredited investors, no form of general advertising was used, all investors took the shares as an investment and not with the intent to distribute and all shares were issued with a restrictive legend thereon.  As additional consideration for acting as our Placement Agent, we issued to Brookstreet warrants to acquire 6,899,982 shares of our common stock at $.35 per share until October 27, 2011

ITEM 27. EXHIBIT INDEX.

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Restated Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	License Agreement with CalTech (2)
10.2	Agreement between Mr. Sciotto and Mr. Foote (3)
10.3	Agreement between Mr. Sciotto and Mr. Winfield (3)
23.1	Consent of Beckstead and Watts, LLP
23.2	Consent of Gary A. Agron (see 5.1 above)

(1)

Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB filed on September 26, 2005.

(2)

Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2006.

(3)

Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 21, 2006.

ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes:

(a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c)  That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Scottsdale, Arizona on February 9, 2007.

ECOTALITY, INC.

By:	/s/ Jonathan R. Read Jonathan R. Read Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on February 9, 2007.

Signature	Title

/s/ Jonathan R. Read Jonathan R. Read	Chief Executive Officer, President and Director

/s/ Harold W. Sciotto Harold W. Sciotto	Secretary, Director

/s/ Howard A. Foote Howard A. Foote	Director

/s/ Jerry Y.S. Lin Jerry Y.S. Lin	Director

/s/ Barry S Baer Barry S Baer	Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Restated Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	License Agreement with CalTech (2)
10.2	Agreement between Mr. Sciotto and Mr. Foote (3)
10.3	Agreement between Mr. Sciotto and Mr. Winfield (3)
23.1	Consent of Beckstead and Watts, LLP
23.2	Consent of Gary A. Agron (see 5.1 above)

(1)

Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB filed on September 26, 2005.

(2)

Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2006.

(3)

Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 21, 2006.